Exhibit 10.4

FINANCIAL AND CONSULTING SERVICES AGREEMENT

THIS FINANCIAL AND CONSULTING SERVICES AGREEMENT (“Agreement”) entered into this 19th day of May, 2020 (the “Effective Date”)

B E T W E E N:

BALLANTYNE STRONG, INC. (“BTN”)

and

ITASCA FINANCIAL LLC (“IF”)

WHEREAS Larry G. Swets, Jr. (“Swets”) is the managing member of and conducts business through IF;

AND WHEREAS in order to capitalize on Swets’ considerable, unique and invaluable skills, expertise, experience and institutional knowledge and to enable Swets to provide services as described herein, BTN wishes to retain IF to cause Swets to assist BTN with its strategic direction and capital raising efforts, and to provide such other services as further described herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

FINANCIAL AND CONSULTING SERVICES

1.	BTN hereby retains IF to provide the services set out in Appendix “A” to this Agreement (the “Services”).

2.	IF agrees that it shall make Swets reasonably available to provide the Services on behalf of IF and to cause Swets to devote the necessary time and energy to ensure the Services are carried out to the reasonable satisfaction of BTN as set forth in this Agreement.

3.	In carrying out the Services, Swets shall be under the direct supervision and approval of BTN’s board of directors (including its committees) and management and work closely and collaboratively with BTN’s management team and other professionals engaged by BTN.

FEES

4.	BTN shall pay IF (i) a retainer fee of USD$50,000, payable $25,000 at execution of this Agreement and $25,000 at the 60 day anniversary of this agreement, and ii) a monthly fee of USD$20,000, payable starting at execution of this Agreement. BTN will also pay a fee of $100,000 at termination of this agreement by either party in a combination of cash and stock at the discretion of BTN, and if any such fee is paid in stock then BTN will also grant IF unlimited piggyback registration rights for such stock. In addition, IF shall be reimbursed by BTN for reasonable, documented, out of pocket expenses incurred in connection with the provision of the Services.

5.	BTN shall provide reasonable support and shall otherwise make its staff reasonably available to IF in connection with the provision of the Services by IF hereunder.

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TERM

6.	The term of this Agreement shall begin on the Effective Date and shall continue until either party terminates this Agreement. BTN or IF may terminate this Agreement at its sole discretion at any time with prior written notice of at least 30 calendar days to the other party, however BTN and IF agree not to terminate for 3 months after Effective Date of this Agreement.

PROVISION OF SERVICES

7.	Except as may be otherwise set forth in this Agreement, IF agrees that BTN shall not be responsible for providing: a vehicle, equipment, tools, licencing fees, or insurance coverage in connection with the provision of the Services by IF.

8.	IF shall be entitled to determine Swets’ schedule and methodology to ensure that the Services rendered by IF are completed within any reasonable project timetable.

9.	BTN agrees that IF may recommend hiring and entering into contracts with third-party service providers if considered necessary or expedient by BTN for the provision of the Services, in which case authorization from BTN will not be unreasonably withheld or delayed.

10.	It is agreed that IF shall act as an independent contractor in the provision of all Services under this Agreement. Accordingly, IF shall bear all liability for remittances for any personal or corporate taxes, payroll taxes, insurance premiums or any other duties, levies or taxes. For greater certainty, BTN and IF agree that nothing in this Agreement creates an employer and employee relationship between them or between BTN (or any of its affiliates) and Swets.

11.	IF agrees that, unless requested otherwise by BTN, it shall cause Swets to provide the Services from the office of IF in the United States.

12.	IF agrees to indemnify and save harmless BTN from any taxes, payroll withholding taxes, FICA, insurance premiums or any other duties, levies or taxes associated with any payment to IF in respect of the Services provided to BTN under this Agreement. Notwithstanding the foregoing, if BTN requests IF to cause Swets to provide any of the Services outside of the United States and BTN is consequently required to deduct or withhold amounts on account of withholding taxes in respect of any fees or reimbursement of expenses paid hereunder, BTN shall pay such additional amounts to IF as are necessary to ensure that after the payment of such additional amounts IF receives an amount equal to the sum it would have received if no such deductions or withholdings had been made.

NON-EXCLUSIVITY

13.	BTN acknowledges and agrees that IF’s provision of the Services hereunder is non-exclusive and IF and Swets shall be entitled to enter into contracts for service or employment with other entities from time to time, subject to compliance with the terms outlined in this Agreement and continued provision of the Services to the reasonable satisfaction of BTN.

CONFIDENTIALITY

14.	IF agrees that it will not retain, use, misuse or disclose, directly or indirectly, to any third party, any of BTN’s Confidential Information (as defined in this Section 14). IF understands and agrees that for purposes of this Agreement, “Confidential Information” includes all confidential and proprietary information and trade secrets of any of BTN and its subsidiaries and affiliates, as well as any other non-public information furnished by BTN, or any of its subsidiaries or affiliates, to IF. Confidential Information does not include: (a) information that was available to the general public at the time it was disclosed or which through no act or omission of IF, becomes publicly available; (b) information that IF rightfully possessed independent of any obligation of confidentiality; (c) information that IF rightfully receives without obligation of confidentiality from any third-party; or (d) information IF develops independently without using any Confidential Information. IF recognizes that such Confidential Information is a unique asset of BTN, or its subsidiaries or affiliates, developed and perfected over a considerable time and at substantial expense to such parties and the wrongful or improper disclosure of which may cause injury, loss of profits and loss of goodwill to BTN or its subsidiaries and affiliates.

NO BREACH OF OTHER OBLIGATIONS

15.	IF acknowledges and represents to BTN that:

(a)	the performance of the Services by IF and any of its employees, representatives and/or agents shall not breach any non-competition agreement, non-solicitation agreement or any agreement to keep confidential the proprietary information of any present or prior client, employer or proprietor of IF or any third party.

(b)	IF shall not use in the performance of the Services any confidential materials or documents of any third party.

(c)	it is not a party to any agreement or obligation with any third party, which materially conflicts with any obligation of IF under this Agreement.

GENERAL

16.	Each of the parties represents and warrants: (a) it has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

17.	This Agreement shall be governed by and construed in accordance with the laws of Illinois, without reference to its conflict of laws principles.

18.	The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision in this Agreement. Any court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to the provision, or making any other modifications it deems warranted to carry out the intent and purpose of the Agreement.

19.	This Agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by BTN or IF without the prior written consent of the other party, except that BTN may assign this Agreement, including any of the rights, duties or obligations herein, to a subsidiary of BTN without consent of IF. Any attempt to assign any of the rights, duties or obligations in this Agreement without the applicable written consent is void.

20.	Apart from BTN and IF, no other person shall have any rights under this Agreement.

21.	There shall be no waiver of breach of any term or condition of this Agreement unless the waiver is in writing signed by the party who has not committed the breach.

22.	IF and BTN agree that this Agreement represents a new relationship between the parties and not a continuation of any pre-existing relationship.

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23.	This Agreement, including Appendix “A”, contains the entire understanding of the parties with respect to the subject matter hereof and thereof, there are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement that pertain to the subject matter of this Agreement. This Agreement may be amended only by a written instrument duly executed by all of the parties or their respective successors or assigns.

24.	Any and all notices or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefore, (ii) on the date of transmittal if sent by email if sent on a business day, if not, on the next succeeding business day, (iii) one business day after the notice is deposited with an overnight courier, or (iv) three (3) days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To BTN:	Ballantyne Strong, Inc.
4201 Congress Street
Suite 175
Charlotte, NC 28209
Attn: Mark Roberson
Phone: 704-994-8279
Email: Mark.Roberson@btn-inc.com

To IF:	Itasca Financial LLC
105 S Maple
Itasca, IL 60143
Attn: Larry G. Swets, Jr.
Phone: 630-824-8199
Email: lswets@itascafinancial.com

25.	Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

26.	Time shall be of the essence of this Agreement.

27.	This Agreement may be executed in any number of counterparts and by facsimile with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

ARBITRATION

28.	Any dispute, controversy, or claim arising out of or related to in any way to this Agreement shall be submitted to and decided by binding arbitration in Chicago, Illinois. Arbitration shall be administered under the laws of the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules in effect at the time the arbitration is commenced. The AAA’s rules are also available online at www.adr.org. Discovery in any arbitration proceeding shall be conducted according to the AAA’s Employment Arbitration Rules. To the extent not provided for in the AAA’s Employment Arbitration Rules, the Arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense.

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29.	This agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, including claims IF may have against BTN or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that BTN may have against IF. The claims covered by this agreement to arbitrate include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, ancestry, creed, religion, marital status, partnership status, military status, unfavorable discharge from military service, order of protection status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, arrest record, expunged or sealed convictions, disability, pregnancy, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance relating to the matters set forth below.

30.	IF and BTN expressly intend and agree that: (a) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) IF and BTN shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, IF and BTN expressly intend and agree that any claims by IF will not be joined, consolidated, or heard together with claims of any other employee.

31.	Any arbitral award determination shall be final and binding upon the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

32.	If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this agreement to arbitrate.

DUTIES & INDEMNITY

33.	Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by applicable law, the parties hereto expressly agree that neither IF nor Swets (IF and Swets together, the “Service Provider”) (including any officer, director, partner, principal, employee, representative, agent or other affiliate of the Service Provider) shall have any fiduciary duties or obligations to BTN, or any other person/entity or group of persons/entities that is or may become a party to, beneficiary of or otherwise bound by this Agreement.

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34.	The parties hereto also expressly agree that the Service Provider, including any officer, director, partner, principal, employee, representative, agent or other affiliate of Service Provider, (each hereinafter referred to as an “Indemnitee”) shall not have any liability, responsibility or accountability whatsoever in damages or otherwise to the shareholders of BTN or to BTN (including its affiliates) for any debt, obligation, or liability of, or loss suffered by BTN or its affiliates that arises out of any act or omission performed or omitted by such Indemnitee, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. Each Indemnitee shall be indemnified by BTN, and BTN hereby agrees to defend, indemnify, pay, protect and hold harmless the Indemnitee (on the demand of and to the satisfaction of such Indemnitee), to the fullest amount available or permitted under law, from and against any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature arising by reason of the fact that such Indemnitee is or was providing Services to BTN (including its affiliates) or is or was serving as a director, officer or other representative of BTN or a subsidiary of BTN at the request of BTN except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. The foregoing indemnification includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or BTN (including its affiliates) and all costs of investigation in connection therewith that may be imposed on, incurred by or asserted against the Indemnitee or BTN (including its affiliates) in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of BTN (including its affiliates), or on the part of the Indemnitee, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. If any action, suit or proceeding shall be brought, filed, served, or be pending against BTN (including its affiliates) or the Indemnitee relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on either of their parts, the Indemnitee shall have the right to employ, at the sole expense of BTN, separate counsel of its choice in such action, suit or proceeding.

35.	Any expenses (including reasonable attorneys’ fees) incurred by any Indemnitee in defending any action, suit or proceeding shall be paid by BTN in advance of the final disposition of such matter if such Indemnitee expressly agrees to repay in full all such amounts if such Indemnitee shall ultimately be determined not to be entitled to indemnification under this Agreement.

[Signature page follows.]

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DATED this 19th day of May, 2020.

BALLANTYNE STRONG, INC.

Per:	/s/ Mark Roberson
Name:	Mark Roberson
Title:	Chief Executive Officer

ITASCA FINANCIAL LLC

Per:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Managing Member

[Signature Page to the Financial and Consulting Services Agreement]

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APPENDIX “A”

Services

As an advisor to BTN’s board of directors (including its committees) and management, IF shall:

1.	Work with the investment banking firm retained by BTN as the firm explores strategic alternatives, including capital raising.

2.	Work with management on the corporate development and capital raising efforts.

3.	Work with management to engage and assist the direction of outside counsel specifically focused on capital raising.

4.	Work with management on improving communications with external parties including current and prospective shareholders.

5.	Such other services as BTN and IF shall agree.